Exhibit 5

March 8, 2011

The Progressive Corporation

6300 Wilson Mills Road

Mayfield Village, OH 44143

Re:	Common Shares issuable under The Progressive Corporation 2003 Incentive Plan

Gentlemen:

We have acted as counsel to The Progressive Corporation, an Ohio corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, relating to the offering of up to 18,000,000 Common Shares, $1.00 par value (the “Common Shares”), of the Company pursuant to The Progressive Corporation 2010 Equity Incentive Plan (the “Plan”).

In connection with the foregoing, we have examined (a) the Amended Articles of Incorporation, as amended, and the Code of Regulations of the Company, (b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deem necessary to render this opinion.

Based on such examination, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.

2. All necessary corporate proceedings have been taken to authorize the issuance of the shares of Common Shares being registered under the Registration Statement, and all such shares of Common Shares, when issued and delivered pursuant to the

Plan, and when the Registration Statement shall have become effective, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP